UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 10, 2022

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box HM 2267, Windsor Place 3rd Floor
22 Queen Street, Hamilton HM JX Bermuda                         N/A
(Address of principal executive offices)                          (Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary shares, par value $1.00 per share	ESGR	The NASDAQ Stock Market	LLC
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Fixed-to-Floating Rate	ESGRP	The NASDAQ Stock Market	LLC
Perpetual Non-Cumulative Preferred Share, Series D, Par Value $1.00 Per Share
Depositary Shares, Each Representing a 1/1,000th Interest	ESGRO	The NASDAQ Stock Market	LLC
in a 7.00% Perpetual Non-Cumulative Preferred Share, Series E, Par Value $1.00 Per Share
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
Enstar Group Limited (the "Company" or "Enstar") announced today that its wholly-owned subsidiary, Cavello Bay Reinsurance Limited ("Cavello Bay"), has entered into an Amended and Restated Reinsurance Agreement (the "LPT Agreement") with Aspen Insurance UK Limited, Aspen Managing Agency Limited (for and on behalf of the underwriting member(s) of Lloyd’s Syndicate 4711), Aspen Bermuda Limited, Aspen American Insurance Company, Aspen Specialty Insurance Company and Aspen Insurance Holdings Limited (the "Aspen Companies"). The LPT Agreement amends and restates the Reinsurance Agreement entered into on March 2, 2020, and amended as of April 15, 2020, with respect to an adverse development cover transaction between the parties, which closed on June 1, 2020 (the "ADC Transaction").
Under the LPT Agreement, Cavello Bay will reinsure net losses incurred on or prior to December 31, 2019 on the Aspen Companies’ diverse mix of property, liability and specialty lines across the U.S., U.K. and other jurisdictions (the "Subject Business") having net loss reserves of $3.12 billion as of September 30, 2021. The LPT Agreement provides for a limit of $3.57 billion on Cavello Bay’s obligations in consideration for total premium of $3.16 billion. The amount of net loss reserves assumed, as well as the premium and limit amounts provided in the LPT Agreement, will be adjusted for claims paid between October 1, 2021 and the closing date of the transaction. The premium includes $770.0 million of premium previously paid with respect to reserves ceded in the ADC Transaction, which will continue to be held in trust accounts to secure Cavello Bay’s obligations under the LPT Agreement. The incremental new premium will initially be held in funds withheld accounts maintained by the Aspen Companies, but will be released to the trust accounts maintained by Cavello Bay no later than September 30, 2025. The funds withheld by the Aspen Companies will be credited with interest at an annual rate of 1.75% plus, for periods after October 1, 2022, an additional amount equal to 50% of the amount by which the total return on the investments and cash and cash equivalents of Aspen Insurance Holdings Limited and its subsidiaries exceeds 1.75%. Under the LPT Agreement, Cavello Bay will assume claims control of the Subject Business upon closing and entrance into an administrative services agreement.
The LPT Agreement includes customary representations and warranties, indemnification obligations, covenants and termination rights of the parties. Completion of the transaction is subject to regulatory approvals and satisfaction of various other closing conditions. The transaction is expected to close in the first half of 2022. If the transaction cannot be completed, the existing ADC Transaction would remain in effect.
Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, the parties may not be able to complete the proposed transaction due to the failure of the closing conditions being satisfied or for other reasons. Important risk factors regarding Enstar can be found under the heading "Risk Factors" in Enstar’s Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which are incorporated herein by reference. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

January 10, 2022	By:	/s/ Audrey B. Taranto
Audrey B. Taranto
General Counsel